UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

iShares, Inc.

iShares Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

iShares Funds 2009

Solicitation Script

Adjournment Meeting Date: December 22nd, 2009

Toll Free #: 866-450-8471

Greeting :

Hello, is Mr./Ms.                              available please?

Hi Mr./Ms.                             , my name is                              and I am calling on behalf of the iShares Funds on a recorded line. Our records indicate that we spoke with you on                      (insert date), and you declined to cast your vote as part of the proxy process at that time.

We still do not have a sufficient number of votes to hold a shareholder meeting to vote on the proposals. Shareholder action is now required in order to avoid the potential closure and liquidation of your fund <Agent: See talking Point below for an explanation of closure and liquidation>. Therefore, we are strongly urging you to reconsider voting over the phone today. Do you have any objections to voting along with the recommendations of the Board of iShares?

<If shareholder would like to vote>

For the record, would you please state your full name and mailing address?

Are you authorized to vote on all shares?

Again, my name is                             , a proxy voting specialist on behalf of the iShares Funds. Today’s date is                      and the time is                      Eastern Time.

Mr./Ms.                             , I have recorded your (Favorable/Against/Abstain) vote for all of your iShares Funds accounts and within 72 hours, you will receive multiple confirmation statements for each of your fund holdings for each meeting. If you wish to make any changes you may contact us by calling 1-866-450-8471. While I have you on the phone, would you be interested in enrolling to receive future iShares Funds materials electronically? <If yes, proceed to eConsent section. If no, proceed with closing of call> On behalf of the Board of Directors/Trustees of the iShares Funds, please accept my thanks for your participation in this important matter. Have a great day/evening.

If shareholder does not recall receiving materials:

I can resend the materials to you. Do you have an email address this can be sent to?

<If yes: Type in the email address and spell it back to the shareholder to confirm>. Thank you. A link to the materials is being emailed to you and while I have you on the phone, would you be interested in enrolling to receive future iShares Funds materials electronically? <If yes, proceed to eConsent section. If no, proceed with close>

Thank you. You should receive this shortly and please call us back at 1-866-450-8471 to vote or to answer any questions you may have. Thank you for your time today, and have a wonderful day/evening.

< If no email address is available, continue with standard script> Can you please verify your mailing address? (Verify entire address, including street name, number, town, state & zip)

Thank you. You should receive these materials shortly and the materials will inform you of the methods available to you to cast your vote, one of which is to call us back at the toll free number listed in the material. Thank you for your time today, and have a wonderful day/evening.

Talking Point:

Please be aware that the existing investment advisory agreement for your iShares Fund terminated on December 1st, 2009, and your fund is now being managed pursuant to an interim advisory agreement. If not enough votes are received, the Board will take such action as it deems necessary and in the best interest of the Fund and its shareholders, including closing and liquidating your iShares Fund. To avoid this interruption of your Fund’s operation, please consider voting with me today. The process will only take a few moments.

If Not Interested:

I am sorry for the inconvenience. Please be aware that as a shareholder, your vote is critical and we urge you to please fill out and return your proxy card at your earliest convenience. If you would rather not do that, you can always vote through one of the other methods outlined in the proxy materials. Thank you for your time today, and have a wonderful day/evening.

EConsent:

<If email address already obtained> Thank you for your interest. An email will be sent to you directing you to the eDelivery web site. When you access the eConsent site, you will need to enter your control number in the enrollment number field. On behalf of the Board of the iShares Funds, please accept my thanks for your participation in this important matter. Have a great day/evening.

<If email address not yet obtained>

May I please have your email address? < Type in the email address and spell it back to the shareholder to confirm> Thank you for your interest. An email will be sent to you directing you to the eDelivery web site. When you access the eConsent site, you will need to enter your control number in the enrollment number field. On behalf of the Board of the iShares Funds, please accept my thanks for your participation in this important matter. Have a great day/evening.